Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 13, 2019, relating to the balance sheet of Amplitude Healthcare Acquisition Corporation as of August 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 13, 2019 (inception) through August 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 24, 2019